[Taubman Logo]                                        Taubman Centers, Inc.
                                                      200 East Long Lake Road
                                                      Bloomfield Hills, MI 48304
                                                      (248) 258-6800


CONTACT:

Barbara Baker                             Joele Frank/Jeremy Jacobs
Taubman Centers, Inc.                     Joele Frank, Wilkinson Brimmer Katcher
(248) 258-7367 (212) 355-4449 www.taubman.com



COURT DENIES SIMON PROPERTY'S MOTION

SUSTAINS TAUBMAN CENTERS' RIGHT TO SEEK CLARIFICATION OF LAW FROM MICHIGAN LEGISLATURE

         Bloomfield Hills, Mich., June 10, 2003 - Taubman Centers, Inc. (NYSE:TCO) today issued the following statement regarding the decision of the U.S. District Court for the Eastern District of Michigan denying Simon Property's (NYSE:SPG) Emergency Motion to Modify the Court's May 20, 2003 Order staying, pending appeal, the Court's May 8, 2003 preliminary injunction.

Taubman Centers stated:

         "We are pleased that the Court has denied Simon's motion and upheld Taubman Centers' right to seek a clarification of the Michigan Control Share Act from the Michigan Legislature. The Michigan Legislature is addressing this matter."

In denying Simon's, the Plaintiffs, motion, the Court stated:

         "Plaintiffs misstate this Court's purpose in granting their motion for preliminary injunction. The Court did not grant Plaintiffs' motion to insure that their rights `vest' under a particular interpretation of the Michigan Control Share Act or to grant Plaintiffs final relief. ...
         Because the relevant area of law is unsettled, the Court stayed the injunction, in part, so that the extent of those rights could be clarified. The Legislature has taken up that task."

         The full text of the Court's ruling was filed today by the Company with the Securities and Exchange Commission.

         The Company noted that House Bill 4764, which clarifies the original intent of the Michigan Control Share Act, passed the Michigan House of Representatives on June 5, 2003, with strong bipartisan support.

                                     (more)

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Taubman Centers/2

         Taubman Centers, Inc., a real estate investment trust, currently owns and/or manages 30 urban and suburban regional and super regional shopping centers in 13 states. In addition Stony Point Fashion Park (Richmond, Va.) is under construction and will open September 18, 2003, and Northlake Mall (Charlotte, N.C.) will begin construction later this year and will open fall 2005. Taubman Centers is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results and events may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic and real estate conditions including further deterioration in consumer confidence, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. In addition, the company cannot be certain how any Court will understand or decide any particular issue. Other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K. Notwithstanding any statement in this press release, Taubman Centers acknowledges that the safe harbor for forward-looking statements under Section 21E of the Securities Exchange Act of 1934, as amended, added by the Private Securities Litigation Reform Act of 1995, does not apply to forward-looking statements made in connection with a tender offer.


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